EXHIBIT 99

                  PRESS RELEASE OF GREAT PEE DEE BANCORP, INC.

FOR IMMEDIATE RELEASE

October 15, 2003

 Great Pee Dee Bancorp, Inc., Announces Increased Cash Dividend, and Results of
                                 Annual Meeting

Cheraw, SC-October 15, 2003-Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ: PEDE) has announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $.155 per share for the quarter ending September 30, 2003. This represents an 11% increase from the previous quarterly dividend of $.14 per share. The dividend is payable on November 14, 2003 to stockholders of record as of October 31, 2003.

Net income for the quarter ending September 30, 2003 was $330,211 compared to $369,444 for the same period a year earlier. Basic net income per share was $.20 for the quarter ending September 30, 2003 compared to $.23 per share for the quarter ending September 30, 2002. Assets increased to $153,471,355 compared to $142,086,466 a year earlier, an increase of 8%.

At the Great Pee Dee Bancorp, Inc., annual meeting held on October 15, 2003, William R. Butler and H. Malloy Evans were elected to serve as Directors until 2006. Shareholders approved the 2003 Long-Term Incentive Stock Plan and ratified the appointment of Dixon Odom and Company to serve as independent auditors.

Great Pee Dee Bancorp, Inc., has as its sole subsidiary, Sentry Bank & Trust of Cheraw and Florence, a $152 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE."

Herbert W. Watts
President

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                              Great Pee Dee Bancorp
                              Summary of Operations
                      (000's omitted except per share data)

                                       Three months              Three months
                                           ended                     ended
                                    September 30, 2003        September 30, 2002
                                    ------------------        ------------------
                                       (unaudited)
    Interest Income                       $2,072                     2,137

   Interest Expense                          778                       884

  Net Interest Income                      1,294                     1,253

Provision for Loan Loss                      150                        75

  Net after provision                      1,144                     1,178

  Non-interest income                        245                       161

 Non-interest expense                        862                       743

   Income before tax                         527                       596

     Income taxes                            197                       227

      Net Income                             330                       369

 Net Income per share
        Basic                               0.20                      0.23
       Dilutive                             0.19                      0.22

Cash Dividend Per Share                     0.14                     0.125


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                              Great Pee Dee Bancorp
                             End of Period Balances
                      (000's omitted except per share data)

                                    September 30, 2003      September 30, 2002
                                    ------------------      ------------------
                                        (unaudited)

        Assets                            $153,471                $142,086

   Total Loans (net)                       112,090                 113,533

Allowance for Loan Loss                      1,411                   1,141

       Deposits                            108,760                  99,170

  Shareholder Equity                        26,228                  25,476

 Book Value per share                     $  14.84                $  14.62



      Contact:

Great Pee Dee Bancorp
  Herbert W. Watts
    843-537-7656